UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 13, 2006
GAMETECH INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23401	33-0612983

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
900 Sandhill Road, Reno, Nevada 89521

(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (775) 850-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On June 13, 2006, the Compensation Committee of the Board of Directors recommended, and our Board of Directors approved, the following actions:
•	the increase in the annual base salary of Richard T. Fedor, our Chairman of the Board, from $175,000 to $200,000 effective July 1, 2006;

•	the increase in the annual base salary of Jay M. Meilstrup, our President and Chief Executive Officer, from $250,000 to $275000 effective July 1, 2006; and

•	the increase in the annual base salary of James C. Wilson, our Chief Financial Officer, Secretary, and Treasurer, from $185,000 to $200,000 effective May 17, 2006.
     Employment Letter Agreement
     On May 22, 2005, we entered into a letter agreement with John McCafferty providing for the employment of Mr. McCafferty as our Vice President of Product Marketing. The letter agreement has a continuous term as Mr. McCafferty is considered an “at will” employee subject to termination at any time with or without prior notice from us.
     The letter agreement provides for Mr. McCafferty to receive an annual base salary of $200,000, and Mr. McCafferty will also be eligible to participate in our incentive compensation plan. As part of his compensation package, we granted Mr. McCafferty options to purchase 125,000 shares of our common stock, which options will vest one year from the date of grant. In the event there is a “change of control” (as defined in the agreement), all of Mr. McCafferty’s stock options will vest immediately.
     Under the letter agreement, we will provide Mr. McCafferty (i) reimbursement for relocation expenses up to $30,000, (ii) the right to participate in any medical, dental, vision, disability, and life insurance and 401K benefits, and (iii) three weeks of paid time off during his first year of employment. Should Mr. McCafferty’s employment with us terminate for “cause” (as defined in the letter agreement), or should he terminate his employment, within the first year of his employment, Mr. McCafferty must reimburse us for all relocation expenses paid on his behalf.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2006	GAMETECH INTERNATIONAL, INC.
	By:	/s/ James C. Wilson
James C. Wilson
Chief Financial Officer, Secretary, and Treasurer

3